Exhibit 99.1
FOR IMMEDIATE RELEASE
Primus Guaranty Reports Second Quarter 2009 Financial Results
•	GAAP net income available to common shares of $596.9 million, or $14.46 per diluted share, primarily reflected positive changes in the fair value of Primus Financial’s credit swap portfolio
•	Economic Results were $47.5 million, chiefly comprised of credit swap premium revenue of $22.2 million and a gain of $33.2 million on the purchases of the Company’s and Primus Financial’s debt
•	At June 30, 2009, Economic Results book value was $9.30 per common share and future premiums on the Primus Financial portfolio were in excess of $230 million
Hamilton, Bermuda – August 5, 2009 – Primus Guaranty, Ltd. (“Primus Guaranty” or “the Company”) (NYSE:PRS) today announced GAAP net income available to common shares of $596.9 million, or $14.46 per diluted share, for the second quarter of 2009, compared with GAAP net income available to common shares of $262.6 million, or $5.78 per diluted share, for the second quarter of 2008.
Economic Results
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its financial results would have been if it (1) excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold and (2) excluded from revenue any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk). It refers to this evaluation as its “Economic Results.” Economic Results also includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of Primus Financial’s CDS portfolio have little or no effect on the Company’s operations and that Economic Results provide a useful, alternative view of the Company’s economic performance.
For the second quarter of 2009, Economic Results were $47.5 million, or $1.15 per diluted share, compared with Economic Results of $18.5 million, or $0.41 per diluted share, for the second quarter of 2008. Economic Results primarily were driven by credit swap premium revenue of $22.2 million and a gain of $33.2 million on the purchases of the Company’s and Primus Financial’s debt.
“The credit markets showed further signs of stabilization and improvement during the second quarter, although financial and economic conditions remain uncertain,” said Thomas W. Jasper, Chief Executive Officer, of the Company.  “In this environment, we continued to make progress toward our strategic goals and business priorities in credit asset management.  Our credit protection portfolio performed well with no corporate credit events in the quarter. Additionally, and we were able to grow our third-party assets under management to over $3.5 billion through last month’s acquisition of CypressTree Investment Management, a leading manager of leveraged loans and high yield bonds.  During the second half of the year, we will remain focused on capturing opportunities in the global credit markets and on effectively managing our credit protection portfolio in amortization.”

Second Quarter GAAP Revenues
GAAP net revenues for the second quarter of 2009 were $609.0 million, compared with $278.3 million for the second quarter of 2008. The increase in GAAP net revenues was primarily the result of a net unrealized mark-to-market gain of $552.6 million on Primus Financial’s credit swap portfolio during the second quarter of 2009, compared with a net unrealized mark-to-market gain of $244.7 million during the second quarter of 2008.
Primus Financial’s credit swap premium income for the second quarter of 2009 was $22.2 million, compared with $27.2 million for the second quarter of 2008. The decline in credit swap premiums is attributable to the reduction in notional of the portfolio to $21.3 billion on June 30, 2009 from $24.2 billion on June 30, 2008. Premium income associated with Primus Financial’s credit swap transactions with Lehman Brothers Special Financing Inc. (“LBSF”), a counterparty which has filed for bankruptcy, has been excluded from the second quarter of 2009, as it has been since the third quarter of 2008.
Asset management fees in the second quarter of 2009 from two Collateralized Loan Obligations (CLOs) and three corporate Collateralized Swap Obligations (CSOs) were $387 thousand, compared with $1.1 million in the second quarter of 2008. The decline in fee income is attributable to the reduction in subordinated fees from the two CLOs, as the fees have been deferred pending the cure of certain tests within the CLOs. The Company also recorded an impairment charge of $152 thousand on its investment in the subordinated notes of the CLOs it manages.
Interest income for the second quarter of 2009 was $1.1 million, compared with $6.3 million for the second quarter of 2008. The decrease was primarily the result of a decline in short-term interest rates and lower investment balances. The average yield in the second quarter of 2009 decreased to 0.61%, from 2.88% in the same quarter of 2008. The average remaining life of the investment portfolio was 0.45 years as of June 30, 2009. Average investment balances were $733.6 million for the second quarter of 2009, compared with $877.2 million for the second quarter of 2008. The decrease in investment balances principally was attributable to payments made as a result of credit events during second half of 2008 and disbursements for the Company’s debt and common equity repurchase programs.
During the second quarter of 2009, the Company recognized a gain on the retirement of long-term debt of $33.2 million, comprised of a $31.4 million gain from the purchase of Primus Financial debt and a $1.8 million gain from the purchase of debt issued by Primus Guaranty, Ltd. During the second quarter of 2009, Primus Financial purchased $44.6 million principal amount of its subordinated deferrable interest notes. The transaction resulted in a net realized gain on retirement of long-term debt of $31.4 million in the quarter. During the second quarter, the Company paid $1.5 million to retire $3.4 million in face value of its 7% Senior Notes, resulting in a net realized gain of $1.8 million. Since the inception of the debt purchase program in 2008 through June 30, 2009, the Company has paid $10.9 million to retire $29.1 million in face value of its 7% Senior Notes.

Second Quarter Economic Results Revenues
Economic Results revenues for the second quarter of 2009 were $59.5 million, compared with $34.2 million for the second quarter of 2008. Please refer to “Regulation G and Other Disclosure” below for the reconciliation between GAAP revenue and Net Economic Results.
During the second quarter of 2009, Economic Results revenues included credit losses of $188 thousand, which related to credit events on CDS on ABS. Primus Financial’s portfolio did not experience any corporate credit events in the second quarter of 2009. Credit losses, resulting from credit mitigation activities, for the second quarter of 2008 were $898 thousand.
Second Quarter Operating and Financing Expenses
The Company’s operating expenses, excluding financing costs, were $8.7 million in the second quarter of 2009, compared with $9.8 million in the second quarter of 2008. The decrease in expenses mainly was attributable to a lower compensation and employee benefits and other cost cutting initiatives.
Financing costs, which include debt interest expense and distributions on preferred securities, were $3.4 million for the second quarter of 2009, compared with $5.9 million for the second quarter of 2008. The decrease in financing costs primarily was attributable to lower London Interbank Offered Rates (“LIBOR”) and a reduction in debt and preferred securities outstanding. During the second quarter of 2009, Primus Financial purchased $5.5 million principal amount of its preferred securities for $0.9 million in cash. The blended average financing rates on the Primus Guaranty’s debt and Primus Financial’s debt and preferred securities was 3.71% in the second quarter of 2009, compared with 5.57% in the second quarter of 2008. The consolidated average balance of debt and preferred securities outstanding during the second quarter of 2009 was $363.9 million, compared with $425.0 million outstanding during the second quarter of 2008.
Six Months Ended June 30 Revenues
GAAP revenues for the six months ended June 30, 2009 were $727.7 million, an increase of $1.1 billion from the same period of 2008. During the first six months of 2009, credit spreads tightened substantially as the global credit markets were recovering, which resulted in a net unrealized mark-to-market gain on Primus Financial’s portfolio of credit swaps. The unrealized mark-to-market gain in Primus Financial’s portfolio was $675.5 million for the six months ended June 30, 2009, compared with the unrealized mark-to-market loss of $(442.1) million for the same period of 2008.
Credit swap premiums for the six months ended June 30, 2009 decreased to $44.7 million, compared with $54.5 million for the same period of 2008.
Asset management fees for the six months ended June 30, 2009 were $806 thousand, a decrease of $1.4 million from the same period in 2008.
Consolidated interest income for the six months ended June 30, 2009 was $3.5 million, a decrease of approximately $12.0 million from the same period of 2008. The decrease was driven primarily by lower investment yields and lower investment balances. The average investment yield in the first six months of 2009 decreased to 0.94% from 3.57% in the same period of 2008. Weighted average balances were $741.3 million for the first six months of 2008, compared with $868.4 million for the same period of 2008.

Six Months Ended June 30 Economic Results Revenues
Economic Results revenues for the six months ended June 30, 2009 were $65.4 million, compared with $73.0 million for the same period in 2008. Please refer to “Regulation G and Other Disclosure” below for the reconciliation between GAAP revenue and Net Economic Results.
During the first six months of 2009, Economic Results revenues included credit losses of $25.0 million, which comprised of $9.8 million from a single name corporate credit event and provisions of $15.2 million related to credit events on one CDS on ABS. Credit losses for the first six months of 2008 were $1.1 million, which comprised $189 thousand for provisions related to credit events on CDS on ABS and $900 thousand for credit mitigation in Primus Financial’s credit swap portfolio.
Six Months Ended June 30 Operating and Financing Expenses
Operating expenses, excluding financing costs, were $16.8 million for the six months ended June 30, 2009, compared with $19.8 million for the same period of 2008. The decrease in expenses is mainly attributable to lower compensation and employee benefits and other cost-cutting initiatives.
Financing costs, comprising distributions on preferred shares and interest expense, were $7.1 million in the six months ended June 30, 2009, compared with $12.6 million in same period of 2008. The blended average financing rates on the Primus Guaranty’s debt and Primus Financial’s debt and preferred securities was 3.71% in the six months ended June 30, 2008, compared with 5.93% in the same period of 2008. The decrease in financing costs was primarily a result of lower LIBOR rates and a reduction in consolidated debt and preferred securities outstanding.
Balance Sheet
At June 30, 2009, total assets, on a GAAP basis, were $755.6 million, compared with $794.2 million at December 31, 2008.
At June 30, 2009, GAAP shareholders’ deficit of Primus Guaranty, Ltd. was $(1.1) billion, compared with $(1.8) billion at December 31, 2008.
Economic Results shareholders’ equity was $375.3 million at June 30, 2009, compared with $329.3 million at December 31, 2008. Economic Results book value per share issued and outstanding was $9.30 at June 30, 2009, compared with $8.07 at December 31, 2008.
Total cash, cash equivalents and available-for-sale investments at June 30, 2009 was $738.6 million, of which $675.6 million was held at Primus Financial.
Net unrealized losses on credit swaps, at fair value on Primus Financial’s portfolio, were $1.5 billion at June 30, 2009, compared with $2.2 billion at December 31, 2008. The consideration of Primus Financial’s nonperformance risk, as required by Statement of Financial Accounting Standards No. 157, Fair Value Measurements, resulted in a reduction to the fair value of Primus Financial’s credit swap liabilities of $495.8 million and $1.3 billion at June 30, 2009 and December 31, 2008, respectively, in the condensed consolidated statements of financial condition.
Credit Swap Portfolio — Primus Financial
At June 30, 2009, the notional principal of Primus Financial’s credit swap portfolio totaled $21.3 billion, comprising $16.3 billion of single name credit swaps, $5.0 billion of bespoke tranches and $40 million of CDS on ABS. At December 31, 2008, Primus Financial’s portfolio of credit swaps sold totaled $22.5 billion. At June 30, 2009, the portfolio had a weighted average premium of 43.0 basis points, a weighted average credit rating of A-/Baa3, and an average remaining tenor of 2.68 years. Weighted average original premiums noted in this press release exclude Primus Financial’s credit swap transactions with LBSF, which declared bankruptcy following the end of the third quarter of 2008. Primus Financial did not transact any new single name, tranche or CDS on ABS credit swap transactions in the second quarter of 2009.

Share Buyback Program
During the second quarter of 2009, the Company purchased and retired approximately 317,232 shares of its common equity at a cost of approximately $619 thousand. Since the inception of the buyback program in 2008 through June 30, 2009, the Company has purchased 5.5 million shares of its common equity at a cost of approximately $5.1 million.
Subsequent Events
On July 9, 2009, Primus Asset Management, Inc. completed the acquisition of CypressTree Investment Management, LLP (“CypressTree”), an investment management company based in Boston. Founded in 1995, CypressTree manages leveraged loans and high yield bonds in a variety of investment products, including CLOs, CSOs, off-shore funds and separately managed accounts. CypressTree’s third party assets under management totaled approximately $2.4 billion. CypressTree operates as a wholly owned subsidiary of Primus Asset Management.
Earnings Conference Call
Primus Guaranty will host a conference call on Wednesday, August 5, 2009, at 11 a.m. Eastern Time to discuss its second quarter 2009 financial results. A copy this press release and financial supplement, including additional credit swap portfolio and historical data, will be available in the Investor Relations section of the Company’s Web site, located at www.primusguaranty.com, prior to the call.
The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ or by dialing 866.713.8565 (domestic)/617.597.5324 (international), Passcode 92810430.
A replay of the call will be available from Wednesday, August 5, 2009, at 1 p.m. Eastern Time until Wednesday, August 26, 2009, at 5 p.m., Eastern Time. To listen to the replay, dial 888.286.8010 (domestic) or 617.801.6888 (international), Passcode 70278312.
About Primus Guaranty
Primus Guaranty, Ltd. is a Bermuda company with operations in New York, Boston and London. Through its subsidiaries, Primus Guaranty has over $25 billion in assets under management in structured credit vehicles. Those vehicles are invested across a range of asset classes – including investment grade, high yield and leveraged loans – using both cash and synthetic instruments.
Safe Harbor Statement
Some of the statements included in this press release and other statements Primus Guaranty may make, particularly those anticipating future financial performance, business prospects, growth and operating strategies, market performance, valuations and similar matters, are forward-looking statements that involve a number of assumptions, risks and uncertainties, which change over time. For those statements, Primus Guaranty claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Any such statements speak only as of the date they are made, and Primus Guaranty assumes no duty to, and does not undertake to, update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance. For a discussion of the factors that could affect the Company’s actual results please refer to the risk factors identified from time to time in the Company’s SEC reports, including, but not limited to, Primus Guaranty’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Financial Condition
(in thousands except share amounts)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$604,856	$280,912
Available-for-sale investments	133,792	482,930
Trading account assets	263	3,940
Accrued interest receivable	890	3,704
Accrued premiums and receivables on credit swaps	2,315	2,764
Fixed assets and software costs, net	2,569	3,308
Debt issuance costs, net	4,999	6,153
Other assets	5,916	10,520

Total assets	$755,600	$794,231

Liabilities and Equity (deficit)
Liabilities
Accounts payable and accrued expenses	$2,031	$1,737
Accrued compensation	1,761	1,768
Interest payable	88	535
Unrealized loss on credit swaps, at fair value	1,497,947	2,173,461
Payable for credit events	2,040	3,186
Long-term debt	253,894	317,535
Other liabilities	573	444

Total liabilities	1,758,334	2,498,666

Equity (deficit)
Common shares, $0.08 par value, 62,500,000 shares authorized, 40,352,509 and 40,781,538 shares issued and outstanding at June 30, 2009 and December 31, 2008	3,228	3,263
Additional paid-in capital	286,305	281,596
Accumulated other comprehensive income (loss)	(382)	908
Retained earnings (deficit)	(1,384,987)	(2,088,723)

Total shareholders’ equity (deficit) of Primus Guaranty, Ltd.	(1,095,836)	(1,802,956)
Preferred securities of subsidiary	93,102	98,521

Total equity (deficit)	(1,002,734)	(1,704,435)

Total liabilities and equity (deficit)	$755,600	$794,231

Primus Guaranty, Ltd.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Net credit swap revenue (loss)	$571,883	$270,990	$682,764	$(392,625)
Asset management and advisory fees	387	1,090	806	2,180
Interest income	1,125	6,319	3,498	15,513
Gain on retirement of long-term debt	33,189	—	38,948	—
Impairment losses on available-for-sale investments	(152)	—	(761)	—
Other	2,550	(102)	2,474	(127)

Total net revenues (losses)	608,982	278,297	727,729	(375,059)

Expenses
Compensation and employee benefits	4,566	5,964	9,281	12,155
Professional and legal fees	1,957	1,281	3,378	2,304
Depreciation and amortization	251	334	509	663
Technology and data	732	900	1,550	2,011
Interest expense	2,310	3,973	5,068	8,864
Other	1,163	1,300	2,046	2,623

Total expenses	10,979	13,752	21,832	28,620

Income (loss) before provision for income taxes	598,003	264,545	705,897	(403,679)
Provision (benefit) for income taxes	5	—	147	49

Net income (loss)	597,998	264,545	705,750	(403,728)
Distributions on preferred securities of subsidiary	1,070	1,942	2,014	3,747

Net income (loss) available to common shares	$596,928	$262,603	$703,736	$(407,475)

Income (loss) per common share:
Basic	$14.76	$5.81	$17.31	$(9.02)
Diluted	$14.46	$5.78	$17.12	$(9.02)
Average common shares outstanding:
Basic	40,430	45,225	40,646	45,166
Diluted	41,268	45,406	41,096	45,166

Primus Guaranty, Ltd.
Regulation G and Other Disclosure
Economic Results
June 30, 2009
(Unaudited)
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the Company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the early termination of credit default swaps (“CDS” or “credit swaps”). Therefore, the Company evaluates what its financial rEconomic Results would have been if it (1) excluded from revenue the amounts of any unrealized gains and losses on Primus Financial Products, LLC (“Primus Financial”)’s portfolio of credit swaps sold and (2) excluded from revenue any realized gains from terminations of credit swaps sold prior to maturity (although Primus Financial amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps undertaken to offset credit risk). It refers to this evaluation as its “Economic Results.” Economic Results also includes provisions for credit events caused by downgrades below CCC/Caa2 (S&P/Moody’s) on CDS on asset-backed securities (“ABS”). The Company believes that quarterly fluctuations in the fair market value of Primus Financial’s CDS portfolio have little or no effect on the Company’s operations and that Economic Results provide a useful, alternative view of the Company’s economic performance.
Economic Results per Diluted Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in 000’s except per share amounts)	2009	2008	2009	2008
GAAP revenue	$608,982	$278,297	$727,729	$(375,059)
Adjustments:
Less: Change in unrealized fair value of credit swaps sold	(552,624)	(244,649)	(675,514)	442,124
Less: Realized gains from early termination of credit swaps sold	—	—	—	(24)
Add: Amortization of realized gains from the early termination of credit swaps sold	368	548	761	1,280
Less: Provision for ABS credit events	(188)	—	(15,242)	(189)
Add: Reduction in provision for CDS on ABS credit events upon termination of credit swaps	3,000	—	27,628	4,875

Economic Results Revenue	$59,538	$34,196	$65,362	$73,007

Operating expenses	8,669	9,779	16,764	19,756
Financing costs	3,380	5,915	7,082	12,611
Income tax expense (benefit)	5	—	147	49

Net Economic Results	$47,484	$18,502	$41,369	$40,591

Economic Results earnings per diluted share	$1.15	$0.41	$1.01	$0.90

Economic Results weighted average common shares — diluted	41,268	45,406	41,096	45,219
Economic Results Book Value per Share

	June 30,	December 31,
	2009	2008
GAAP Shareholders’ Equity (deficit) of Primus Guaranty, Ltd.	$(1,095,836)	$(1,802,956)
Adjustments:
Add: Accumulated other comprehensive loss	382	(908)
Less: Unrealized loss on credit swaps sold, fair value	1,497,947	2,173,461
Less: Realized gains from early termination of credit swaps sold	(33,574)	(33,574)
Add: Amortized realized gains from the early termination of credit swaps sold	31,980	31,219
Less: Provision for ABS credit events	(65,451)	(37,992)
Add: Reduction in provision for CDS on ABS credit events upon termination of credit swaps	39,844	—

Economic Results Shareholders’ Equity	$375,292	$329,250

Economic Results book value per share issued and outstanding	$9.30	$8.07

GAAP book value per share issued and outstanding	$(27.16)	$(44.21)

Common shares issued and outstanding	40,353	40,782

Primus Guaranty, Ltd.
GAAP Net Credit Swap Revenue
June 30, 2009
(Unaudited)

GAAP Net Credit Swap Revenue

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in 000’s)	2009	2008	2009	2008
Net credit swap revenue components
Credit swaps sold — single name (Primus Financial)
Net premium income	$16,984	$21,809	$34,217	$43,693
Realized gains	25	—	25	24
Realized losses	—	(898)	(9,850)	(900)
Change in unrealized gains/(losses)	266,227	76,873	316,683	(265,388)
Credit swaps sold — tranches (Primus Financial)	—	—	—	—
Net premium income	5,144	5,147	10,231	10,270
Realized gains	—	—	—	—
Realized losses	—	—	—	—
Change in unrealized gains/(losses)	289,816	172,416	334,524	(168,989)
Credit swaps undertaken to offset credit risk (Primus Financial)	—	—	—	—
Net premium income (expense)	12	10	24	18
Net realized gains (losses)	—	—	—	4
Change in unrealized gains/(losses)	(739)	390	(748)	754
Credit swaps sold — ABS (Primus Financial)	—	—	—	—
Net premium income	94	273	231	553
Realized gains	—	—	—	—
Realized losses	(3,000)	—	(27,628)	(4,875)
Change in unrealized gains/(losses)	(2,680)	(5,030)	25,055	(8,501)
Net credit swaps (PRS Trading/ Harrier)	—	—	—	712

Net credit swap revenue (loss)	$571,883	$270,990	$682,764	$(392,625)